Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in this Post–Effective Amendment No. 117 to the Registration Statement on Form N–1A of Fidelity Covington Trust: Fidelity Fundamental Large Cap Core ETF of our report dated September 18, 2023, relating to the financial statements and financial highlights, which appears in Fidelity New Millennium ETF’s Annual Report to Shareholders on Form N-CSR for the year ended July 31, 2023. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 16, 2024